Exhibit 99.3

RiceBran Technologies Announces Closing of Public Offering of Common Stock and Exercise of Over-Allotment Option in Full

THE WOODLANDS, Texas, December 19, 2019 /PRNewswire/ – RiceBran Technologies (Nasdaq: RIBT), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-products, and barley and oat products, announced today the closing of its previously announced underwritten registered public offering of 5,900,000 shares of its common stock at a price to the public of $1.25 per share, as well as an additional 885,000 shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters.

The company anticipates that the aggregate net proceeds from the offering will be approximately $7.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the company.  The company intends to use the net proceeds from the offering for working capital and general corporate purposes.

Lake Street Capital Markets, LLC acted as the sole book-running manager for the offering.

The shares of common stock described above were issued pursuant to a shelf registration statement on Form S-3 (File No. 333-232447) that was declared effective by the U.S. Securities and Exchange Commission, or the SEC, on July 11, 2019.  A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC on December 17, 2019.  The final prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on December 19, 2019 and copies may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Lake Street Capital Markets, LLC, Attention: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, MN 55402, by telephone at 612-326-1305, or by email at syndicate@lakestreetcm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition and specialty products markets. We utilize our proprietary processes to convert rice bran, one of the world’s most underutilized food source, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in our filings with the SEC and by visiting our website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These include statements regarding, but not limited to, the company’s expected uses of the proceeds from the offering.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting the company’s operations, markets, products and services. The company identifies the principal risks and uncertainties that impact its performance in its public reports filed with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of the company’s most recent Annual Report on Form 10-K, as may be supplemented or amended by the company’s subsequent Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date on which they are made and the company assumes no obligation to update any forward-looking statements.

Investor Relations Contact

Ascendant Partners, LLC
Richard Galterio
Telephone: +1-732-410-9810
Email: rich@ascendantpartnersllc.com